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                                                                   EXHIBIT 23.01


                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Transaction Systems Architects, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-86052 and 333-49804) on Form S-3, and in the registration statements (Nos. 333-88024, 333-88020, 333-75964, 333-59630, 333-59632, 333-53504,
333-33728, 333-73027, 333-67987, 333-22473, 33-93900, and 333-2594) on Form S-8
of Transaction Systems Architects, Inc. of our report dated January 13, 2003 relating to the consolidated balance sheets of Transaction Systems Architects, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002 Annual Report to Stockholders on Form 10-K of Transactions Systems Architects, Inc.

Our report dated January 13, 2003 indicates that the Company's consolidated balance sheet as of September 30, 2001, which were audited by other independent auditors who have ceased operations, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2001, have been restated.

Our report also indicates that the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets", as of October 1, 2002.

/s/ KPMG LLP

January 13, 2003